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                                                                   Exhibit 10.14

                  [CHICAGO BRIDGE & IRON COMPANY LETTERHEAD]

January 13, 1998


Mr. Robert Jordan
913 Belgrave Court
Birmingham, AL 35242

Dear Bob,

In response to your January 13 correspondence, please be advised of the following modifications to your offer letter of January 5, 1998:

      -    Your base salary will be $280,000 per year.

      - Relocation expenses which are not deductible by IRS regulations will be "grossed up" for tax purposes.

      - You will be eligible to receive up to six (6) months for temporary housing cost.

      - You will receive a Change of Control severance agreement, similar to those described on Page 65 of the prospectus which will provide for a lump sum payment of $1,000,000.

      - You will participate in the Long Term Incentive Compensation Plan (the "Incentive Plan") as described on Page 62 of the prospectus.

      - While a supplemental Executive Death Benefit Plan is not currently in effect. Should this plan be implemented for the Senior Officers at CB&I, you will participate.

I look forward to your affirmative response by Friday, January 16, 1998.

Sincerely,


/s/ Gerald M. Glenn

Gerald M. Glenn
President, Chairman and Chief Executive Officer

GMG:sjh
Enc

cc: Stephen M. Duffy

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                  [CHICAGO BRIDGE & IRON COMPANY LETTERHEAD]


January 5, 1998


Mr. Robert Jordan
913 Belgrave Court
Birmingham, AL 35242

Dear Bob,

As we discussed, I am pleased to offer you the position of Vice President of Operations of the Chicago Bridge & Iron Company located in Plainfield, Illinois.

Your base salary in this position will be $265,000 per year. In addition, you will be eligible to participate in the Chicago Bridge & Iron Incentive Compensation Program. Your bonus target will be 50% of base pay. For the 1998 plan year, you will be eligible to participate on a pro-rata basis determined by your start date.

You will also participate in the Stock Option Program and will be granted options for 50,000 shares of CB&I at an option price equal to the closing price of our stock on your employment date. This initial grant represents three years of option grants (annual target of 16,667 shares) and will vest three years from the grant date, subject to the same corporate performance goal which applies to others in the management team.

Relocation costs to be reimbursed shall include the following:

-  Brokers fee on the sale of your existing residence (not to exceed 6%)
-  Cost of the physical move
-  Normal closing fees including legal expenses
-  Loan origination fees
-  Temporary housing costs

You will receive use of a company-owned vehicle (American-made, full size sedan, i.e., Buick or equivalent) or an automobile allowance of $500.00 per month.

In the event of a Change of Control of the Chicago Bridge & Iron Company, within the two (2) year period immediately following your employment date, which results in your termination for reasons other than willful misconduct or gross negligence, you will be eligible to receive a lump sum payment of $1,000,000. This payment will be made to you within thirty (30) days of your separation.

I have also included for your perusal a brochure which describes the employee benefit programs in which you will be eligible to participate. As you will note, these programs include group health insurance for you and your family and a 401(k) savings plan, including company contributions.




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[ CBI LOGO ]                                       CHICAGO BRIDGE & IRON COMPANY
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As a senior executive, you will be immediately eligible for 4 weeks paid vacation annually and the Company will provide a county club membership and dues to facilitate your business entertainment needs. You will also participate in the Executive Physical program.

Bob, we feel that you will find this position both challenging and rewarding and we are confident that it will be mutually beneficial.

You should be aware that this offer is contingent upon successful completion of a company physical and drug test. Please let me know when you would like to schedule this, and I will have someone contact you to set it up. As we discussed, I would like to have you start on February 2, or sooner. I look forward to your affirmative response as soon as is possible. If you have any questions regarding this offer, please do not hesitate to call me. This offer will remain in effect until the close of business on Friday, January 16, 1998.

Sincerely,


/s/ Gerald M. Glenn

Gerald M. Glenn
President, Chairman and Chief Executive Officer

GMG:sjh
Enc

cc: Stephen M. Duffy